Exhibit 5.1
HONIGMAN Honigman LLP	(269) 337-7700
Attorneys and Counselors	Fax: (269) 337-7701

August 8, 2019

CHF Solutions, Inc.
12988 Valley View Road
Eden Prairie, MN 55344

RE:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to CHF Solutions, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 318,141 shares of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”), that may be issued pursuant to awards under the Company’s 2017 Equity Incentive Plan, 2013 Non-Employee Directors’ Equity Incentive Plan, and New-Hire Equity Incentive Plan (collectively, the “Plans”).

Based on our examination of such documents and other matters as we deem relevant, we are of the opinion that the shares of Common Stock to be offered by the Company under the Plans pursuant to the Registration Statement are duly authorized and, when issued and sold by the Company in accordance with the applicable Plan and awards thereunder, the Registration Statement and the related Prospectuses, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Honigman LLP

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402